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                                                                      EXHIBIT 11


EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                                  THREE MONTHS ENDED AUGUST 31,
                                              YEAR ENDED    ------------------------------------------
                                YEAR ENDED   MAY 31, 1996                             1996
                                 MAY 31,     PRO FORMA AS                 ----------------------------
                                   1996      ADJUSTED(1)       1995         ACTUAL      AS ADJUSTED(1)
                                ----------   ------------   -----------   -----------   --------------
                                                            (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
      Average shares
         outstanding assuming
         conversion of
         preferred stock.......  3,969,000     6,069,000      3,969,000     3,975,761      6,075,761
      Net effect of dilutive
         stock options and
         warrants(2)...........    617,175       617,175         93,674       716,811        716,811
                                ----------    ----------     ----------    ----------     ----------
      Total....................  4,586,175     6,686,175      4,062,674     4,692,572      6,792,572
      Net income............... $1,762,344    $3,018,916    $   400,053   $   703,753     $1,001,407
                                ----------    ----------     ----------    ----------     ----------
      Per share amount......... $     0.38    $     0.45    $      0.10   $      0.15     $     0.15
                                ==========    ==========     ==========    ==========     ==========


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(1) See Pro Forma Statement of Income

(2) Based on the treasury stock method using the average market price for warrants and options granted more than one year from the initial filing of the Offering and the anticipated Offering price of $12 per share for options granted within one year of the initial filing of the Offering.

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